Exhibit 10.1

EXECUTION VERSION

STANDBY EQUITY PURCHASE AGREEMENT

THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of January 21, 2024 is made by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), and SCISPARC LTD., a company incorporated under the laws of the State of Israel (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $20 million of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”); and

WHEREAS, the Ordinary Shares are listed for trading on the Nasdaq Capital Market under the symbol “SPRC;” and

WHEREAS, the offer and sale of the Ordinary Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder.

WHEREAS, in consideration of the Investor’s execution and delivery of this Agreement, the Company shall issue to the Investor the Commitment Shares pursuant to and in accordance with Section 12.04 herein.

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

“Additional Shares” shall have the meaning set forth in Section 2.01(d)(ii).

“Adjusted Advance Amount” shall have the meaning set forth in Section 2.01(d)(i).

“Advance” shall mean any issuance and sale of Ordinary Shares by the Company to the Investor pursuant to Article II hereof.

“Advance Date” shall mean the first Trading Day after expiration of the applicable Pricing Period for each Advance.

“Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company and setting forth the number of Ordinary Shares that the Company desires to issue and sell to the Investor.

“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(b) of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.

“Advance Shares” shall mean the Ordinary Shares that the Company shall issue and sell to the Investor pursuant to Advances hereunder.

“Affiliate” shall have the meaning set forth in Section 3.07.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

“Average Price” shall mean a price per Share equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Shares issued pursuant to this Agreement.

“Black Out Period” shall have the meaning set forth in Section 6.01(e).

“Closing” shall have the meaning set forth in Section 2.02.

“Commitment Amount” shall mean $20,000,000 of Ordinary Shares.

“Commitment Fee” shall have the meaning set forth in Section 12.04.

“Commitment Period” shall mean the period commencing on the Effective Date and expiring upon the date of termination of this Agreement in accordance with Section 10.01.

“Commitment Shares” shall have the meaning set forth in Section 12.04.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Indemnitees” shall have the meaning set forth in Section 5.02.

“Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.

“Current Report” shall have the meaning set forth in Section 6.12.

“Daily Traded Amount” shall mean the product obtained by multiplying the daily trading volume of the Company’s Ordinary Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P., by the VWAP for such Trading Day.

“Effective Date” shall mean the date hereof.

“Environmental Laws” shall have the meaning set forth in Section 4.13.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Day” shall have the meaning set forth in Section 2.01(d)(i).

“Hazardous Materials” shall have the meaning set forth in Section 4.13.

“Indemnified Liabilities” shall have the meaning set forth in Section 5.01.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Indemnitees” shall have the meaning set forth in Section 5.01.

“Market Price” shall mean the lowest of the daily VWAPs of the Ordinary Shares during the relevant Pricing Period, other than the daily VWAP on any Excluded Days.

“Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

“Material Outside Event” shall have the meaning set forth in Section 6.08.

“Maximum Advance Amount” in respect of each Advance Notice means the greater of: (i) an amount equal to 100% of the Daily Traded Amount during the five Trading Days immediately preceding an Advance Notice, or (ii) $500,000 of Ordinary Shares, based on the market price of the Ordinary Shares on the Principal Market at the time of delivery of each Advance Notice.

“Minimum Acceptable Price” or “MAP” shall mean the minimum price notified by the Company to the Investor in each Advance Notice, if applicable.

“OFAC” shall have the meaning set forth in Section 4.30.

“Ordinary Shares” shall have the meaning set forth in the recitals of this Agreement.

“Ownership Limitation” shall have the meaning set forth in Section 2.01(c)(i).

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

“Pricing Period” shall mean the three (3) consecutive Trading Days commencing on the Advance Notice Date.

“Principal Market” shall mean the Nasdaq Capital Market; provided however, that in the event the Ordinary Shares are ever listed or traded on the Nasdaq Global Select Market, the Nasdaq Global Market, the New York Stock Exchange, the NYSE American or the OTCQB, then the “Principal Market” shall mean such other market or exchange on which the Ordinary Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Ordinary Shares.

“Prospectus” shall mean any prospectus (including, without limitation, all amendments and supplements thereto) used by the Company in connection with a Registration Statement.

“Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, including, without limitation, any prospectus supplement to be filed in accordance with Section 6.01 hereof.

“Purchase Price” shall mean the price per Advance Share obtained by multiplying the Market Price by 97%.

“Registrable Securities” shall mean (i) the Shares, and (ii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

“Registration Limitation” shall have the meaning set forth in Section 2.01(c)(ii).

“Registration Statement” shall mean a registration statement on Form F-1 or Form F-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act, which registration statement provides for the resale from time to time of the Shares as provided herein.

“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.

“Sanctions” shall have the meaning set forth in Section 4.30.

“Sanctioned Countries” shall have the meaning set forth in Section 4.30.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.05.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Settlement Document” shall have the meaning set forth in Section 2.02(a).

“Shares” shall mean the Commitment Shares and the Ordinary Shares to be issued from time to time hereunder pursuant to an Advance.

“Subsidiaries” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” shall have the meaning set forth in Section 4.02.

“VWAP” shall mean for any Trading Day, the daily volume weighted average price of the Ordinary Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

Article II. Advances

Section 2.01 Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, Ordinary Shares by the delivery to the Investor of Advance Notices on the following terms:

(a)	Advance Notice. At any time during the Commitment Period the Company may require the Investor to purchase Ordinary Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i)	The Company shall, in its sole discretion, select the number of Ordinary Shares, not to exceed the Maximum Advance Amount, it desires to issue and sell to the Investor in each Advance Notice and the time it desires to deliver each Advance Notice.

(ii)	There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.

(b)	Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A attached hereto. An Advance Notice shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by email at or before 9:00 a.m. Eastern Time (or later if waived by the Investor in its sole discretion), or (ii) the immediately succeeding day if it is received by email after 9:00 a.m. Eastern Time.

(c)	Advance Limitations. Regardless of the number of Ordinary Shares requested by the Company in the Advance Notice, the final number of Advance Shares to be issued and sold pursuant to an Advance shall be reduced (if at all) in accordance with each of the following limitations:

(i)	Ownership Limitation; Commitment Amount. At the request of the Company, the Investor shall inform the Company of the number of Ordinary Shares the Investor beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and the Company shall not issue or sell to the Investor, any Ordinary Shares under this Agreement which, when aggregated with all other Ordinary Shares beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates (on an aggregated basis) to exceed 4.99% of the then outstanding voting power or number of Ordinary Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than the next business day on which the transfer agent for the Ordinary Shares is open for business) confirm orally or in writing to the Investor the number of Ordinary Shares then outstanding. In connection with each Advance Notice delivered by the Company, any portion of the Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount, shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the amount of the Advance requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(ii)	Registration Limitation. In no event shall an Advance exceed the number of Ordinary Shares registered in respect of the transactions contemplated hereby under the Registration Statement then in effect (the “Registration Limitation”). In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(iii)	Compliance with Rules of Principal Market. Prior to the date hereof, the Company has taken all actions required pursuant to Nasdaq Rule 5615(a)(3) to duly and validly rely on the exemption for foreign private issuers from applicable rules and regulations of the Nasdaq by adopting the home country practice (the “Home Country Practice”) in connection with the transactions contemplated hereunder (including an exemption from any Nasdaq rules that would otherwise require seeking shareholder approval in respect of such transactions). The Company may issue Ordinary Shares to the Investor in connection with this Agreement without regard to the limitations imposed by Nasdaq Rule 5635(d). The Company’s entry into and compliance with the obligations of the transactions contemplated hereunder are not prohibited by its home country’s laws.

(d)	Minimum Acceptable Price.

(i)	With respect to each Advance Notice, the Company may notify the Investor of the MAP with respect to such Advance by indicating a MAP on such Advance Notice. If no MAP is specified in an Advance Notice, then no MAP shall be in effect in connection with such Advance. Each Trading Day during a Pricing Period for which (A) with respect to each Advance Notice with a MAP, the VWAP of the Ordinary Shares is below the MAP in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the amount of the Advance set forth in such Advance Notice by one third (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Pricing Period for purposes of determining the Market Price.

(ii)	The total Advance Shares in respect of each Advance (after reductions have been made to arrive at the Adjusted Advance Amount, if any) shall be automatically increased by such number of Ordinary Shares (the “Additional Shares”) equal to the greater of (a) the number of Ordinary Shares sold by the Investor on such Excluded Day(s), if any, or (b) such number of Ordinary Shares elected to be purchased by the Investor, and the purchase price paid per share for each Additional Share shall be equal to the MAP in effect with respect to such Advance Notice multiplied by 97%, provided that this increase shall not cause the total Advance to exceed the amount set forth in the original Advance Notice or any limitations set forth in Section 2.01(c).

(e)	Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice from the Company, the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of the Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 3.08, the Investor may sell Ordinary Shares during the Pricing Period.

Section 2.02 Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. The parties acknowledge that the Purchase Price is not known at the time the Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing as set forth herein. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(a)	On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit B (each a “Settlement Document”), setting forth the final number of Shares to be purchased by the Investor (taking into account any adjustments pursuant to Section 2.01), the Market Price, the Purchase Price, the aggregate proceeds to be paid by the Investor to the Company, and a report by Bloomberg, L.P. indicating the VWAP for each of the Trading Days during the Pricing Period (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the parties), in each case in accordance with the terms and conditions of this Agreement.

(b)	Promptly after receipt of the Settlement Document with respect to each Advance, the Investor shall pay to the Company the aggregate Purchase Price of the Shares (as set forth in the Settlement Document) in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested. Promptly after receipt of such notice of payment with respect to each Advance (and, in any event, not later than two (2) Trading Days after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Advance Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next whole number of shares. To facilitate the transfer of the Ordinary Shares by the Investor, the Ordinary Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Ordinary Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Ordinary Shares pursuant to the Plan of Distribution set forth in the Prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(c)	On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)	Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that the pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Ordinary Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

Section 2.03 Hardship.

(a)	In the event the Investor sells Ordinary Shares after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses, but excluding punitive, indirect, incidental or consequential damages), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and the rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

(b)	In the event the Company provides an Advance Notice and the Investor fails to perform its obligations as mandated in Section 2.02, the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses, but excluding punitive, indirect, incidental or consequential damages), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Section 2.04 Completion of Resale Pursuant to the Registration Statement. After the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, Investor will notify the Company in writing (which may be by e-mail) that all subsequent resales are completed and the Company will be under no further obligation to maintain the effectiveness of the Registration Statement.

Section 2.05 Pre-Paid Advances. Subject to the satisfaction of the conditions set forth in Annex I attached hereto, upon the request of the Company, the Investor shall advance to the Company up to $5,000,000 (after deducting any discounts set forth herein) of the Commitment Amount hereunder (each, a “Pre-Paid Advance”), which shall be evidenced by a promissory note in the form attached hereto as Exhibit C (the “Promissory Note”). Each Pre-Paid Advance shall be advanced to the Company in whole or in part, within two days of each request made by the Company (each, a “Pre-Advance Closing”). The Company may request up to $1,500,000 of Pre-Paid Advances (the “Pre-Effective Advances”) at any time from the date hereof until the earlier of (i) the date that is 120 days following the date hereof, or (ii) the effective date of the initial Registration Statement, and the Company may request up to $3,500,000 of Pre-Paid Advances less the amount of any Pre-Effective Advances (the “Post-Effective Advances”) at any time from the effectiveness of the Registration Statement until the date that is 60 days following the effective date of the Registration Statement, in each case subject to the satisfaction of the conditions set forth in Annex I attached hereto. Each Pre-Advance Closing shall occur remotely by conference call and electronic delivery of documentation. At each Pre-Advance Closing the Investor shall advance to the Company the amount of the Pre-Paid Advance, less a discount in the amount equal to 5% of the amount of the Pre-Paid Advance, in immediately available funds to an account designated by the Company in writing, and the Company shall deliver the Promissory Note with a principal amount equal to the full amount of the Pre-Paid Advance, duly executed on behalf of the Company. Unless otherwise agreed by the Investor and the Company, any Advances delivered while the Promissory Note is outstanding shall first be used to satisfy any Installment Amount (as defined in the Promissory Note) coming due.

Article III. Representations and Warranties of the Investor

The Investor represents and warrants to the Company, as of the date hereof, as of each Advance Notice Date and as of each Advance Date that:

Section 3.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to purchase or acquire Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Ordinary Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 3.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Ordinary Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 3.04 Investment Purpose. The Investor is acquiring the Ordinary Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, the Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling shareholder” in each Registration Statement and in any prospectus contained therein to the extent required by applicable law and to the extent the prospectus is related to the resale of Registrable Securities.

Section 3.05 Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D. The Investor has properly completed, executed and delivered to the Company a completed Accredited Investor Questionnaire in the form annexed hereto as Exhibit D (dated as of the date hereof).

Section 3.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Section 3.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Section 3.08 No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Ordinary Shares or (ii) hedging transaction, which establishes a net short position with respect to the Ordinary Shares that remains in effect as of the date of this Agreement.

Section 3.09 General Solicitation. Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Ordinary Shares by the Investor.

Article IV. Representations and Warranties of the Company

Except as set forth in the SEC Documents, the Company represents and warrants to the Investor that, as of the date hereof, each Advance Notice Date and each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date):

Section 4.01 Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.02 Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Ordinary Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors (or a committee thereof) and no further consent or authorization will be required by the Company, its board of directors or its shareholders. This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

Section 4.03 Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

Section 4.04 No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Ordinary Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

Section 4.05 SEC Documents; Financial Statements. Since January 1, 2022, the Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act and all documents and disclosures that have been incorporated by reference therein (all such documents hereinafter referred to as the “SEC Documents”). The Company has delivered or made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents, as applicable. Except as disclosed in amendments or subsequent filings to the SEC Documents, as of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standard Board, applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by IFRS, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required, and the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto). The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

Section 4.07 Registration Statement and Prospectus. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the conditions for the use of Form F-1 under the Securities Act. Each Registration Statement and the offer and sale of Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or any amendment or supplement thereto, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that will be filed with the Commission will be delivered, or will be available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Advance Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement, Prospectus contained therein, and each other prospectus supplement.

Section 4.08 No Misstatement or Omission. Each Registration Statement, when it becomes effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Date, the Registration Statement, and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

Section 4.09 Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus, or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents are filed with the SEC under the Securities Act or the Exchange Act or become effective under the Securities Act, as the case may be, will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

Section 4.10 Equity Capitalization. As of the date hereof, the authorized capital of the Company consists of 75,000,000 Ordinary Shares. As of the date hereof, the Company had 708,438 Ordinary Shares outstanding.

The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is currently listed on a Principal Market under the trading symbol “SPRC.” Other than as disclosed in the SEC Documents, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act, delisting the Ordinary Shares from the Principal Market, nor has the Company received any notification that the Commission or the Principal Market is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Principal Market other than as provided in the SEC Documents.

Section 4.11 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and, except as would not cause a Material Adverse Effect, the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

Section 4.12 Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, has any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Section 4.13 Environmental Laws. The Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 4.14 Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) has indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 4.15 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.16 Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 4.17 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Section 4.18 Absence of Litigation. Other than as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Ordinary Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.19 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity other than the Subsidiaries.

Section 4.20 Tax Status. Each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 4.21 Certain Transactions. Except as not required to be disclosed pursuant to Applicable Laws and other than as disclosed in the SEC Documents none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 4.22 Rights of First Refusal. The Company is not obligated to offer the Ordinary Shares offered hereunder on a right of first refusal basis to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Section 4.23 [Reserved].

Section 4.24 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Ordinary Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledges and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

Section 4.25 Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 4.26 Relationship of the Parties. Neither the Company, nor any of its Subsidiaries, affiliates, nor any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 4.27 Operations. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with and  neither the Company nor the Subsidiaries, nor any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, not complied with Applicable Law; and no action, suit or proceeding by or before any governmental authority involving the Company or any of its Subsidiaries with respect to Applicable Laws is pending or, to the knowledge of the Company, threatened.

Section 4.28 [Reserved].

Section 4.29 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with Applicable Laws; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would have a Material Adverse Effect.

Section 4.30 Sanctions Matters. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea, Zaporizhzhia and Kherson regions, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer or controlled affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.

Article V. Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 5.01 Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkville Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable, documented attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Section 5.02 Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

Section 5.03 Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

Section 5.04 Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement.

Section 5.05 Limitation of liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.

Article VI. Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period:

Section 6.01 Registration Statement.

(a)	Filing of a Registration Statement. The Company shall prepare and file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of the Registrable Securities. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement.

(b)	Maintaining a Registration Statement. The Company shall maintain the effectiveness of any Registration Statement that has been declared effective at all times during the Commitment Period, provided, however, that if the Company has received notification pursuant to Section 2.04 that the Investor has completed resales pursuant to the Registration Statement for the full Commitment Amount, then the Company shall be under no further obligation to maintain the effectiveness of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Ordinary Shares shall cease to be authorized for listing on the Principal Market, (iii) the Ordinary Shares cease to be registered under Section 12(b) or Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

(c)	Filing Procedures. The Company shall (A) permit counsel to the Investor an opportunity to review and comment upon (i) each Registration Statement at least three (3) Trading Days prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for Annual Reports on Form 20-F, Reports of Foreign Private Issuer on Form 6-K, and any similar or successor reports or Prospectus Supplements the contents of which is limited to that set forth in such reports) within a reasonable number of days prior to their filing with the SEC, and (B) shall reasonably consider any comments of the Investor and its counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein. If the Investor fails to provide comments to the Company within such three (3) Trading Day period, then the Registration Statement, related amendment or related supplement, as applicable, shall be deemed accepted by the Investor in the form originally delivered by the Company to the Investor. The Company shall promptly furnish to the Investor, without charge, (i) electronic copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to each Registration Statement (which correspondence shall be redacted to exclude any material, non-public information regarding the Company or any of its Subsidiaries), (ii) after the same is prepared and filed with the SEC, one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR).

(d)	Amendments and Other Filings. The Company shall (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein which would constitute material non-public information, and (iv) comply with the provisions of the Securities Act with respect to the Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement, including pursuant to this Section 6.01(d) by reason of the Company’s filing a report on Form 20-F or Form 6-K containing financial statements of the Company or any analogous report under the Exchange Act, the Company shall file such report in a prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or otherwise promptly thereafter.

(e)	Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Ordinary Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Ordinary Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its Articles of Incorporation or Bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Ordinary Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

Section 6.02 Suspension of Registration Statement.

(a)	Establishment of a Black Out Period. During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to amend or supplement the Registration Statement or Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

(b)	No Sales by Investor During the Black Out Period. During such Black Out Period, the Investor agrees not to sell any Ordinary Shares of the Company pursuant to such Registration Statement, but may sell shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.

(c)	Limitations on the Black Out Period. The Company shall not impose any Black Out Period that is longer than twenty (20) calendar days or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Section 6.03 Listing of Ordinary Shares. As of each Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.

Section 6.04 Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 6.05 Exchange Act Registration. During the Commitment Period, the Company will file in a timely manner all reports and other documents required of it as a foreign private issuer under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 6.06 Transfer Agent Instructions. During the Commitment Period (or such shorter time as permitted by Section 2.04 of this Agreement) and subject to Applicable Laws, the Company shall cause (including, if necessary, by causing legal counsel for the Company to deliver an opinion) the transfer agent for the Ordinary Shares to remove restrictive legends from Ordinary Shares purchased by the Investor pursuant to this Agreement, provided that counsel for the Company shall have been furnished with such documents as they may require for the purpose of enabling them to render the opinions or make the statements requested by the transfer agent, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the covenants, obligations or conditions, contained herein.

Section 6.07 Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period, which for the avoidance of doubt shall not include any reorganization, acquisition, merger, business combination or other transaction in which the corporate entity of the Company survives.

Section 6.08 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Ordinary Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law (and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus); (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required under Applicable Law; (vi) the Ordinary Shares shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”).

Section 6.09 Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.

Section 6.10 Issuance of the Company’s Ordinary Shares. The issuance and sale of the Ordinary Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.

Section 6.11 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto reasonably requested by the Investor, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market.

Section 6.12 Current Report. The Company shall, not later than 5:30 p.m., New York City time, on the fourth business day after the date of this Agreement, file with the SEC a Report of Foreign Private Issuer on Form 6-K disclosing the execution of this Agreement by the Company and the Investor (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on any description of this Agreement contained in a draft of the Current Report, including any exhibit to be filed related thereto, as applicable, prior to filing the Current Report with the SEC and shall give due consideration to all such comments. From and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, non-public information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion); it being understood that the mere notification of Investor required pursuant to clause (iv) of Section 6.08 shall not in and of itself be deemed to be material, non-public information. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose in the Current Report or otherwise make publicly available any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated herein, which, following the date hereof would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares under a Registration Statement. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to the transactions contemplated by the Transaction Documents under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and Investor or any of its respective officers, directors, affiliates, employees or agents, on the other hand, shall terminate.

Section 6.13 Advance Notice Limitation. The Company shall not deliver an Advance Notice if a shareholder meeting or corporate action date, or the record date for any shareholder meeting or any corporate action, would fall during the period beginning two Trading Days prior to the date of delivery of such Advance Notice and ending two Trading Days following the Closing of such Advance.

Section 6.14 Use of Proceeds. The proceeds from the sale of the Shares by the Company to Investor shall be used by the Company for working capital and other general corporate purposes.

Section 6.15 Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.

Section 6.16 Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Ordinary Shares or (ii) sell, bid for, or purchase Ordinary Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.

Section 6.17 Trading Information. Upon the Company’s request, the Investor agrees to provide the Company with trading reports setting forth the number and average sales prices of Ordinary Shares sold by the Investor during the prior trading week.

Section 6.18 Selling Restrictions. (i) Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Ordinary Shares, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of Ordinary Shares equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the transfer agent pursuant to this Agreement.

Section 6.19 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Without the consent of the Investor, the Company shall not have the right to assign or transfer any of its rights, or provide any third party the right to bind or obligate the Company, to deliver Advance Notices or effect Advances hereunder.

Article VII. Conditions for Delivery of Advance Notice

Section 7.01 Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a)	Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Advance Notice Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date.

(b)	Issuance of Commitment Shares. The Company shall have issued the Commitment Shares to an account designated by the Investor, in accordance with Section 12.04, all of which Commitment Shares shall be fully earned and non-refundable, regardless of whether any Advance Notices are made or settled hereunder or any subsequent termination of this Agreement.

(c)	Registration of the Ordinary Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Ordinary Shares issuable pursuant to such Advance Notice. The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date.

(d)	Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Ordinary Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Ordinary Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(e)	No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

(f)	Board. The board of directors of the Company has approved the transactions contemplated by the Transaction Documents; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

(g)	Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date.

(h)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.

(i)	No Suspension of Trading in or Delisting of Ordinary Shares. Trading in the Ordinary Shares shall not have been suspended by the SEC, the Principal Market or FINRA, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Ordinary Shares on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Ordinary Shares is listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Ordinary Shares, electronic trading or book-entry services by DTC with respect to the Ordinary Shares that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Ordinary Shares, electronic trading or book-entry services by DTC with respect to the Ordinary Shares is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

(j)	Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved Ordinary Shares for the issuance of all of the Shares issuable pursuant to such Advance Notice.

(k)	Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.

(l)	Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.

Article VIII. Non Exclusive Agreement

Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Ordinary Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

Article IX. Choice of Law/Jurisdiction

This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of New York, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of New York. The Parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Article X. Termination

Section 10.01 Termination.

(a)	Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month following the thirty-six (36) month anniversary of the Effective Date or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Ordinary Shares equal to the Commitment Amount.

(b)	The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices, the Ordinary Shares under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c)	Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article V shall survive termination hereunder.

Article XI. Notices

Other than with respect to Advance Notices, which must be in writing and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) 5 days after being sent by U.S. certified mail, return receipt requested, (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A hereof) shall be:

If to the Company, to:	SciSparc Ltd.
20 Raul Wallenberg Street, Tower A
Tel Aviv 697196 Israel
	Attention:	Oz Adler
	Telephone:	(+972) (3) 717-5777
	Email:	oz@scisparc.com

With a copy to (which shall not	Meitar | Law Offices
constitute notice or delivery of	16 Abba Hillel Road
process) to:	Ramat-Gan 5250608 Israel
	Telephone:	+972-3-6103766
	Attention:	Dr. Shachar Hadar, Adv.
	E-mail:	shacharh@meitar.com

Sullivan & Worcester LLP
1633 Broadway, 32nd Floor
New York, New York
Attention:	Oded Har-Even, Esq
Telephone:	212-660-5002
Email:	ohareven@sullivanlaw.com

If to the Investor(s):	YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
	Attention:	Mark Angelo
Portfolio Manager
	Telephone:	(201) 985-8300
	Email:	mangelo@yorkvilleadvisors.com

With a Copy (which shall not	David Fine, Esq.
constitute notice or delivery of	1012 Springfield Avenue
process) to:	Mountainside, NJ 07092
	Telephone:	(201) 985-8300
	Email:	legal@yorkvilleadvisors.com

or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Trading Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service in accordance with clause (i), (ii) or (iii) above, respectively.

Article XII. Miscellaneous

Section 12.01 Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.

Section 12.02 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

Section 12.03 Reporting Entity for the Ordinary Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Ordinary Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.04 Commitment and Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company has paid YA Global II SPV, LLC, a subsidiary of the Investor, a structuring fee in the amount of $10,000 and, and the Company shall pay a commitment fee in an amount equal to 1.00% of the Commitment Amount (the “Commitment Fee”) by the issuance to the Investor on the date hereof of such number of Ordinary Shares that is equal to the Commitment Fee divided by the daily VWAP of the Ordinary Shares during the Trading Day immediately prior to the date hereof (collectively, the “Commitment Shares”).

Section 12.05 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:

SciSparc Ltd.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	CEO

By:	/s/ Amitay Weiss
Name:	Amitay Weiss
Title:	Chairman of the Board

INVESTOR:

YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member

EXHIBIT A
ADVANCE NOTICE

SCISPARC LTD.

Dated: ______________	Advance Notice Number: ____

The undersigned, _______________________, hereby certifies, with respect to the sale of Ordinary Shares of SCISPARC LTD. (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to that certain Standby Equity Purchase Agreement, dated as of [____________] (the “Agreement”), as follows (with capitalized terms used herein without definition having the same meanings as given to them in the Agreement):

1. The undersigned is the duly elected ______________ of the Company.

2. There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

3.The Company has performed in all material respects all covenants and agreements to be performed by the Company contained in this Agreement on or prior to the Advance Notice Date. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof.

4. The amount of the Advance the Company is requesting is _____________________.

5. The Minimum Acceptable Price with respect to this Advance Notice is____________ (if left blank then no Minimum Acceptable Price will be applicable to this Advance).

6. The number of Ordinary Shares of the Company outstanding as of the date hereof is ___________.

The undersigned has executed this Advance Notice as of the date first set forth above.

SCISPARC LTD.

By:

EXHIBIT B

FORM OF SETTLEMENT DOCUMENT

VIA EMAIL

SCISPARC LTD.

Attn:

Email:

Below please find the settlement information with respect to the Advance Notice Date of:
1.	Number of Ordinary Shares requested in the Advance Notice
2.	Minimum Acceptable Price for this Advance (if any)
3.	Number of Excluded Days (if any)
4.	Adjusted Advance Amount (if applicable)
5.	Market Price
6.	Purchase Price (Market Price x 97%) per share
7.	Number of Advance Shares due to the Investor
8.	Total Purchase Price due to Company (row 6 x row 7)

If there were any Excluded Days then add the following

9.	Number of Additional Shares to be issued to the Investor
10.	Additional amount to be paid to the Company by the Investor (Additional Shares in row 9 x Minimum Acceptable Price x 97%)
11.	Total Amount to be paid to the Company (Purchase Price in row 8 + additional amount in row 10)
12.	Total Advance Shares to be issued to the Investor (Advance Shares due to the Investor in row 7 + Additional Shares in row 9)

Please issue the number of Advance Shares due to the Investor to the account of the Investor as follows:

Investor’s DTC participant #:

ACCOUNT NAME:

ACCOUNT NUMBER:

ADDRESS:

CITY:

COUNTRY:

Contact person:

Number and/or email:

Sincerely,

YA II PN, LTD.

Agreed and approved By SCISPARC LTD.:

Name:
Title:

EXHIBIT C

FORM OF PROMISSORY NOTE

eXHIBIT d

ACCREDITED INVESTOR QUESTIONNAIRE

The information contained herein is being furnished to the SciSparc Ltd. (or the “Company”) in order for the Company to determine whether the undersigned’s purchase of the Company’s ordinary shares (the “Securities”) may be accepted pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated thereunder (“Regulation D”). The undersigned understands that (i) the Company will rely upon the following information for purposes of complying with Federal and applicable state securities laws, (ii) the Securities will not be registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D, and (iii) this questionnaire is not an offer to sell nor the solicitation of an offer to buy any securities, or any other securities, to the undersigned.

The following representations and information are furnished herewith:

1. Qualification as an Accredited Investor. Please check the categories applicable to you indicating the basis upon which you qualify as an Accredited Investor for purposes of the Securities Act and Regulation D thereunder.

☐	Individual with Net Worth In Excess of $1.0 Million. A natural person (not an entity) whose net worth, or joint net worth with his or her spouse, at the time of purchase exceeds $1,000,000. (Explanation: In calculating your net worth, you must exclude the value of your primary residence. This means you must exclude both the equity in your primary residence and any mortgage or other debt secured by your primary residence up to the fair market value of your primary residence; provided, however, that any indebtedness secured by your primary residence that (i) you have incurred in the 60 day period prior to the date of your subscription to the Company or (ii) is in excess of the fair market value of your primary residence should be considered a liability and deducted from your aggregate net worth. In calculating your net worth, you may include your equity in personal property and real estate (excluding your primary residence), cash, short-term investments, stock and securities. Your inclusion of equity in personal property and real estate (excluding your primary residence) should be based on the fair market value of such property less debt secured by such property.)

☐	Individual with a $200,000 Individual Annual Income. A natural person (not an entity) who had an individual income of more than $200,000 in each of the preceding two calendar years, and has a reasonable expectation of reaching the same income level in the current year.

☐	Individual with a $300,000 Joint Annual Income. A natural person (not an entity) who had joint income with his or her spouse in excess of $300,000 in each of the preceding two calendar years, and has a reasonable expectation of reaching the same income level in the current year.

☐	Corporations or Partnerships. A corporation, partnership, or similar entity that has in excess of $5 million of assets and was not formed for the specific purpose of acquiring Securities in the Company.

☐	Revocable Trust. A trust that is revocable by its grantors and each of whose grantors is an accredited investor. (If this category is checked, please also check the additional category or categories under which the grantor qualifies as an accredited investor.)

☐	Irrevocable Trust. A trust (other than an ERISA plan) that (i) is not revocable by its grantors, (ii) has in excess of $5 million of assets, (iii) was not formed for the specific purpose of acquiring Securities, and (iv) is directed by a person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of an investment in the Company.

☐	Government Benefit Plan. A plan established and maintained by a state, municipality, or any agency of a state or municipality, for the benefit of its employees, with total assets in excess of $5 million.

☐	Non-Profit Entity. An organization described in Section 501(c)(3) of the Internal Revenue Code, as amended, with total assets in excess of $5 million (including endowment, annuity and life income funds), as shown by the organization’s most recent audited financial statements.

☐	Other Institutional Investor (check one).

☐	A bank, as defined in Section 3(a)(2) of the Securities Act (whether acting for its own account or in a fiduciary capacity);
☐	A savings and loan association or similar institution, as defined in Section 3(a)(5)(A) of the Securities Act (whether acting for its own account or in a fiduciary capacity);
☐	A broker-dealer registered under the Securities Exchange Act of 1934, as amended;
☐	An insurance company, as defined in section 2(a)(13) of the Securities Act;
☐	An investment company registered under the Investment Company Act of 1940, as amended;
☐	A “business development company,” as defined in Section 2(a)(48) of the Investment Company Act;
☐	A small business investment company licensed under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended; or
☐	A “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended.

☐	Executive Officer or Director. A natural person who is an executive officer, director or managing member of the Company.

☐

Entity Owned Entirely By Accredited Investors. A corporation, partnership, private investment company or similar entity each of whose equity owners is an accredited investor.

(If this category is checked, please also check the additional category or categories under which each equity owner qualifies as an accredited investor.)

☐	I do not qualify for any of the above.

2. Representations and Warranties By Limited Liability Companies, Corporations, Partnerships, Trusts and Estates

If the investor is a corporation, partnership, limited liability company or trust, the investor and each person signing on behalf of investor certifies that the following responses are accurate and complete:

Was the undersigned organized or reorganized for the purpose of acquiring interests in the Company?

Yes ☐	No ☐

Is the signatory duly authorized to execute the Subscription Documents?

Yes ☐	No ☐

To the best of my information and belief, the above information supplied by me is true and correct in all respects.

[Signature page follows]

Date:______________, 2024

SIGNATURE FOR INDIVIDUAL:	SIGNATURE FOR PARTNERSHIP, CORPORATION, TRUST OR OTHER ENTITY:

(Signature)	(Print Name)

(Print Name)	(Signature of Authorized Signatory)

(Signature of any joint tenant or co-holder of any security issued by the Company)	(Name of Authorized Signatory)

(Print Name)	(Title)

[Signature Page to Investor Questionnaire]

ANNEX I TO THE

STANDBY EQUITY PURCHASE AGREEMENT

CONDITIONS PRECEDENT TO THE INVESTOR’S OBLIGATION TO FUND A PRE-PAID ADVANCE

Capitalized terms used in this Addendum and not otherwise defined shall have the meanings ascribed to them in the Standby Equity Purchase Agreement

The obligation of the Investor to advance to the Company each Pre-Paid Advance hereunder at the Pre-Advance Closing is subject to the satisfaction, as of the date of each Pre-Advance Closing, of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have provided a written request for such Pre-Paid Advance which request (i) in respect of the Pre-Effective Advances, shall have been delivered to the Investor prior to the date that is the earlier of (y) the effective date of the initial Registration Statement, and (z) 120 days following the date hereof, and (ii) in respect of the Post-Effective Advances, shall have been delivered to the Investor prior to the date that is 60 days after the effectiveness of the initial Registration Statement.

(b) The Company shall have duly executed and delivered to the Investor each of the Transaction Documents to which it is a party and the Company shall have duly executed and delivered to the Investor the Promissory Note with a principal amount corresponding to the amount of the Pre-Paid Advance (before any deductions made thereto).

(c) The Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

(d) The Investor shall have received a closing statement in a form substantially similar to the form attached hereto, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company for the payment of the amount of the Pre-Paid Advance, the amount to be paid by the Investor, which shall be 95% of the full amount of the Pre-Paid Advance, and any other deductions that may be agreed by the parties.

(e) The board of directors of the Company has approved the transactions contemplated by the Transaction Documents; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

(f) Each and every representation and warranty of the Company shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the date of such Pre-Advance Closing as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions set forth in each Transaction Documents required to be performed, satisfied or complied with by the Company at or prior to the Pre-Advance Closing date.

(g) Trading in the Ordinary Shares shall not have been suspended by the SEC, the Principal Market or FINRA, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Ordinary Shares on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Ordinary Shares is listed or quoted on any subsequent Principal Market).

(h) Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in a Material Adverse Effect, or an Event of Default.

(i) The Company shall have delivered to the Investor a compliance certificate executed by the chief executive officer of the Company certifying that Company has, in all material respects, complied with all of the conditions precedent to the Pre-Advance Closing set forth herein and which may be relied upon by the Investor as evidence of satisfaction of such conditions without any obligation to independently verify.

(j) The Company remain eligible to rely on the Home Country Practice exemption.

(k) Solely with respect to Subsequent Pre-Paid Advances, the initial Registration Statement shall have been declared effective and remain in effect at all times.